Exhibit 10-8

Executive Employment Agreement

This Employment Agreement (the “Agreement”), entered into on May 15, 2015, is by and between Jonathan Olefson (the “Executive”) and Connolly iHealth Technologies, LLC, a Delaware limited liability company (the “Employer”).

RECITALS

WHEREAS, the Employer, the Company and the Executive have agreed to a material change to his/her Annual Base Salary and Annual Bonus.

WHEREAS, the Employer and the Company desire to assure themselves of the services of the Executive by engaging the Executive to perform services under the terms hereof.

WHEREAS, the Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1. Certain Definitions

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b)	“Agreement” shall have the meaning set forth in the preamble hereto.

(c)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)	“Annual Bonus” shall have the meaning set forth in Section 3(b).

(e)	“Benefit Continuation Period” shall have the meaning set forth in Section

5(b).

(f)	“Board” shall mean the Board of Directors of the Company.

(g)	“Business” shall mean the provision of payment integrity services,

including payment policy management, recovery audit services, and prepay data mining services, for clients in the healthcare and retail sectors, and the creation and implementation of related analytics, data optimization and data standardization processes and services.

(h) The Employer shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the willful misconduct or an act of dishonesty of the Executive with regard to the Company or any of its Affiliates, which in either case, results in material harm to the Company or such Affiliate; (ii) the willful and continued failure of the Executive to perform his duties with the Employer or any of its Affiliates (other than any such  failure resulting from Disability), which failure is not remedied within 30 days after receiving written notice thereof; (iii) indictment for any felony or indictment for any  misdemeanor  involving moral turpitude; or (iv) a material breach by the Executive of any material provision of this Agreement, or any other written agreement with the Company or its Affiliates or material policy of the Company or its Affiliates, which breach is not remedied within 10 days after receiving written notice thereof.

(i) “Change of Control” shall have the meaning set forth in the Strident Superholdings, Inc. 2012 Equity Incentive Plan or other equity incentive plan applicable at the time to Executive.

(j)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)	“Company” shall mean Connolly Superholdings, Inc., a Delaware

Corporation.

(l)	“Confidential Information” shall mean confidential information related to the business of the Employer, the Company or their Affiliates or clients, including planned business that Executive becomes aware of during the Term, (i) which was disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Employer or the Company; (ii) has value to the Employer or the Company; and (iii) which includes trade secrets, methods of operations, names of clients, price lists, financial information and projections, route books, personnel data, and similar information. Confidential Information shall include information in any form or media and shall not necessarily be in writing. Confidential Information also includes information which has been disclosed to the Employer, the Company or their Affiliates by a third party and which the Employer, the Company or their Affiliates are obligated to treat as confidential. Confidential Information includes information concerning (1) the business operations or internal structure of the Employer or the Company, (2) the clients of the Employer or the Company and client audit findings and reports, (3) past, present or future research done by the Employer or the Company respecting the business or operations of the Employer or the Company or clients or potential clients of the Employer or the Company, (4) work performed by Executive for    any client of the Employer or the Company, or

(5) any method or procedure relating or pertaining to projects developed by the Employer or the Company or contemplated by the Employer or the Company to be developed including but not limited to the organization, audit techniques, design and/or presentation of client data and computer screens, graphics and/or designs for the Employer’s or the Company’s clients or used in connection with work performed by the Employer or the Company for their clients, and prospective client presentation materials. Confidential Information shall not include data or information which (x) has been voluntarily disclosed to the public by the Employer or the Company, except where such public disclosure has been made by Executive without authorization from the Employer or the Company; (y) which has been   independently developed

and disclosed by others; or (z) which has otherwise entered the public domain through lawful means.

(m) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-

(vi) either the date indicated in the Notice of Termination or the date specified by the Employer pursuant to Section 4(b), whichever is earlier.

(n) “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that lasts or is expected to last 180 days in any 365 day period.

(o)	“Effective Date” shall have the meaning set forth in the recitals hereto.

(p)	“Employer” shall have the meaning set forth in the preamble hereto.

(q)	“Executive” shall have the meaning set forth in the preamble hereto.

(r) The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder after the occurrence of one or more of the following conditions without the Executive’s consent: (i) any material adverse change by the Employer in the Executive’s Annual Base Salary, position, authority, title or reporting obligations, or the assignment of duties to the Executive by the Employer or its Affiliates that are materially inconsistent with the Executive’s position; (ii) relocation of Executive’s principal place of employment by more than fifty (50) miles; or (iii) any other material breach by the Employer of a material provision of this Agreement or any other written agreement with the Executive. Notwithstanding the foregoing,  no termination for Good Reason will be effective unless: (A) the Executive provides the Employer with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason); (B) the Employer has not remedied the alleged violation(s) within the thirty (30) day period; and (C) the Executive’s resignation becomes effective no later than thirty (30) days after the Employer has either failed to cure such event or indicated that it will not cure such event.

(s)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(t) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(u)	“Release” shall have the meaning set forth in Section 5(b).

(v)	“Release Expiration Date” shall have the meaning set forth in Section 5(e).

(w) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(x)	“Term” shall have the meaning set forth in Section 2(a).

2.	Employment

(a) Term. The Employer hereby employs the Executive, and the Executive hereby accepts such employment, in each case pursuant to the terms of this Agreement, for the period commencing on January 1, 2015 (the “Effective Date”), and ending on the date of termination of the Executive’s employment in accordance with Section 4 hereof (the “Term”).

(b) Position and Duties. During the Term, the Executive: (i) shall serve as SVP, General Counsel of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Company’s Chief Executive Officer; (ii) shall report directly to the Company’s Chief Executive Officer; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its Affiliates; and (iv) agrees to observe and comply with the Employer’s rules and policies as adopted by the Employer from time to time. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more Affiliates of the Employer.

3.	Compensation and Related Matters

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $320,000 per annum, which shall be paid in accordance with the customary payroll practices of the Employer, subject to review by the Board in its sole discretion (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each Company fiscal year that commences during the Term, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) with a target amount of 60% of the Annual Base Salary earned during such fiscal year, which shall be payable based upon the attainment of individual and Company performance goals established each fiscal year by the Board or the Compensation Committee thereof. Each such Annual Bonus shall be payable on, or at such date as is  determined by the Board within 90 days following, the last day of the fiscal year with respect to which it relates. Except as provided in Section 5, notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Employer during the period beginning on the Effective Date and ending on the applicable bonus payment date.

(c) Benefits. During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Employer in accordance with their terms, as in effect from time to time, as are generally provided by the Employer to its senior executive officers.

(d) Vacation; Holidays. During each calendar year during the Term, the Executive shall also be entitled to vacation time and paid holidays on the same basis as other senior executives of the Employer, subject to the terms and conditions of the Employer’s vacation and holiday policies as in effect from time to time.

(e) Business Expenses. During the Term, the Employer shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company and its Affiliates in accordance with the Employer’s applicable expense reimbursement policies and procedures.

(f) Indemnification. The Executive shall have the same rights to indemnification as other officers and directors of the Company under the Company’s governing documents.

4. Termination.  During the Term, the Executive’s employment hereunder may be terminated by the Employer or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) Disability. If the Executive incurs a Disability, the Employer may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Employer and its Affiliates shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that, within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii) TerminationforCause.TheEmployermayterminatethe Executive’s employment for Cause.

(iv) Termination without Cause. The Employer may terminate the Executive’s employment without Cause.

(v) Resignation for Good Reason. The Executive may resign from the Executive’s employment for Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment  by the Employer or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice; provided,  however, that a Notice of Termination delivered by the Employer pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); provided;  further, that, notwithstanding the foregoing, in the event that the Executive delivers a Notice of Termination  to the Employer, the Employer may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Employer’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Employer (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Employer in its discretion. The failure by the Employer or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Employer or the Executive hereunder or preclude the Employer or the Executive from asserting such fact or circumstance in enforcing the Employer’s or the Executive’s rights hereunder.

5.	Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), (iii) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of  such employee benefit plans, programs or arrangements. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b) Termination without Cause or for Good Reason. In the event of the Executive’s termination of employment by the Employer without Cause pursuant to Section 4(a)(iv) or by the Executive for Good Reason pursuant to Section 4(a)(v) (excluding by reason of death or Disability), in addition to the payments and benefits described in Section 5(a) above, the Employer shall, subject to Section 21 and Section 5(c) and subject to the Executive’s execution  of a waiver and release of claims agreement in the Employer’s customary form (a “Release”), as of the Release Expiration Date and non-revocation during the revocation period designated in the Release, in accordance with Section 5(e) below:

(i) Pay to the Executive an amount equal to twelve (12) months of Annual Base Salary at the rate in effect immediately prior to the Date of Termination, payable in a single lump sum following the Release Expiration Date, assuming the Release has been executed and not revoked; provided that if the review and revocation period applicable to the Release spans two taxable years, such payment shall be paid in the second taxable year;

(ii) Pay to the Executive an amount equal to the product of (A) the amount of the Annual Bonus that would have been payable to the Executive pursuant to Section 3(b) if the Executive were still employed as of the applicable bonus payment date in respect of the fiscal year in which the Date of Termination occurs based on actual individual and Company performance goals in such year and (B) the ratio of (x) the number of full weeks elapsed during the fiscal year during which such termination of employment occurs on or prior to the Date of Termination, to (y) 52. Any amount payable pursuant to this Section 5(b)(ii) shall, subject to Section 21, Section 5(c) and Section 5(e), be paid to Executive in accordance with Section 3(b)  as if the Executive were still employed on the applicable bonus payment date, but in no event earlier than January 1, or later than December 31, of the calendar year immediately following the calendar year in which the Date of Termination occurs; and

(iii) If the Executive elects to continue coverage under the Employer’s group medical and dental plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer will pay to the Executive an amount equal to the premium cost of the Executive’s coverage and that of the Executives eligible dependents under those plans for a period of twelve (12) months (the “Benefit Continuation Period”), at the same rate the Employer contributed to the Executive’s premium cost of coverage on the Termination Date. The Employer will make such premium contributions by direct deposit to the Executive in a single lump sum payment on the same date as any amount payable to the Executive pursuant to Section 5(b)(i). The Executive must directly pay the full premium costs during the Benefit Continuation Period plus an administrative fee of up to 2% of such premium costs.

(c) Termination following a Change of Control.  In the event of the  Executive’s termination of employment by the Employer without Cause pursuant to Section 4(a)(iv) or by the Executive for Good Reason pursuant to Section 4(a)(v) within one year following a Change of Control, then in addition to the payments and benefits described in Sections 5(a) and 5(b) above, the Executive shall be entitled to receive accelerated vesting for 100% of all unvested equity awards that are subject to time-based vesting held by the Executive immediately prior to the Change of Control.

(d) Breach of Restrictive Covenants. Notwithstanding any other provision of this Agreement, no payment or benefit shall be made or provided pursuant to Section 5(b) or (c) following the date the Executive first violates any of the restrictive covenants set forth in Section

6 or any other written agreement between the Executive and the Employer or any of its  Affiliates.

(e) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Executive's termination of employment are subject to the Executive's execution, delivery and non-revocation of a Release, (i) the Employer shall deliver the Release to the Executive within seven (7) days following the Date of Termination, and (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 5(e), "Release Expiration Date" shall mean the date that is twenty-one (21) days following the date upon which the Employer timely delivers the Release to the Executive, or, in the event that the Executive's termination of employment is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that  is forty-five (45) days following such delivery date. To the extent that any payments due under Section 5(b)(ii) of this Agreement are considered nonqualified deferred compensation (within the meaning of Section 409A) as a result of the Executive's termination of employment and are delayed pursuant to Section 5(b) and this Section 5(e), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the Date of Termination, provided that, as of such 60th day, the Executive has executed and has not revoked the Release (and any applicable revocation period has expired).

(f) Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to the Executive pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Employer or any of its Affiliates.

6. Restrictive Covenants. In consideration for the potential payments to the Executive hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees to the following:

(a) Confidentiality. The Executive shall not, at any time during the Term or at any time thereafter, directly or indirectly, use for the benefit of himself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any of its Affiliates) any Confidential Information without the prior written consent of the Employer or the Company, except (i) as required in the performance of his duties to the Employer and its Affiliates, (ii) to the extent that the Executive is required by law, subpoena or court order to disclose any Confidential Information, including disclosures that are protected under whistle blower laws, (provided that in such case, the Executive shall (1) provide the Employer with the earliest notice possible that such disclosure is or may be required, (2) reasonably cooperate with the Employer and its Affiliates, at the Employer’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is legally required to disclose), (iii) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Employer or its Affiliates, (iv) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential) or (v) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer. The Executive shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its Affiliates that contain Confidential Information, and upon the termination of  the Executive’s employment, the Executive agrees that all Confidential Information in his possession or under his control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other  means  of  communication.  The  Executive  agrees  that  the  provisions  of  this  Section  6    are

reasonable and necessary to protect the proprietary rights of the Company and its Affiliates in the Confidential Information and trade secrets, goodwill and reputation. In addition, the terms and conditions of this Agreement shall remain strictly confidential. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the employer of any reporting described in clause (i).

(b) Non-Competition. The Executive shall not, during the Term and for a period of two (2) years thereafter (the “Non-Compete Period”), directly or indirectly, whether for himself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business that competes, directly or indirectly, with the Company or any of its Affiliates in the Business or planned business of the Employer, the Company or any of its or their affiliates that Executive becomes aware of during the Term or is otherwise engaged in activities competitive with the Company or any of its Affiliates in the Business or planned business that Executive becomes aware of during the Term, in any jurisdiction in the United States of America or any other country in the world where the Company or any of its Affiliates are engaged in the Business (the “Restricted Area”). The Executive agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Affiliates in the Business and the Executive’s  role in such operations. It shall not be a violation of this Section 6(b) for the Executive to own less than one percent (1%) of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.

(c) Non-Solicitation. The Executive shall not, during the Non-Compete Period, either directly or indirectly, and whether for himself or on behalf of any other Person; (i) seek to persuade any employee of the Company or any of its Affiliates to discontinue or diminish his or her employment therewith or seek to persuade any employee or former employee of the Company or any of its Affiliates (who was employed by the Company or any of its Affiliates at any time during the twelve (12) month period prior to the termination of the Executive’s employment with the Employer) to become employed or to provide consulting or contract services to a business competitive with the Company or its Affiliates in the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its Affiliates at any time during the twelve (12) month period prior to the termination of the Executive’s employment with the Employer; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its Affiliates to terminate or diminish its/his relationship with, the Company or any of its Affiliates, or to refrain from entering into a relationship with the Company or any of its Affiliates, including, without limitation, any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its Affiliates; provided,  however, that the foregoing  shall  not  prohibit  the  Executive  from  placing  any  general  advertisements        for

employees and hiring individuals that respond to such general advertisements, so long as such general advertisements are not directed to any employees of the Company or any of its Affiliates.

(d) Non-Disparagement. The Executive agrees not to disparage the Company or the Employer, any of their products or practices, or any of their directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time, and the Employer agrees to instruct the Employer’s and the Company’s directors and officers as of the Date of Termination not to disparage the Executive, either orally or in writing, at any time; provided that the Executive, the Company and its Affiliates, and their respective directors and officers, may confer in confidence with their respective legal representatives and make truthful statements as required by law.

(e)	Inventions.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products and developments (“Inventions”), whether patentable or unpatentable, (x) that relate to the Executive’s work with the Employer and the Company, made or conceived by the Executive, solely or jointly with others, during or prior to the Term, or (y) suggested by any work that the Executive performs in connection with the Employer or the Company, either while performing the Executive’s duties with the Employer or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Employer, shall belong exclusively to the Employer, the Company or its designee, whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Employer, of all Inventions and will promptly disclose all Inventions completely and in writing to the Employer. The Records shall be the sole and exclusive property of the Employer and the Executive will surrender them upon termination of employment, or upon the Employer’s request. The Executive will assign to the Employer the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Employer, the Company or its designee, applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Employer or the Company with respect to the Inventions. The Executive will also execute assignments to the Employer, the Company or its designee, of the Applications, and give the Employer, the Company and its or their attorneys all reasonable assistance (including the giving of testimony)  to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Employer or the Company, but entirely at the Employer’s or the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Employer or the Company, and the Executive agrees that the Employer or the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Employer or the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the

Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all  currently existing and future monetary rights in and to the Inventions and all patents that  may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the  Employer or the Company.

(f) Remedies.  In addition to whatever other rights and remedies the Company and its Affiliates may have at equity or in law (including, without limitation, the right to seek monetary damages), if the Executive breaches any of the provisions contained in this Section   6,

(i) the Company and its Affiliates shall have the right immediately to terminate the Executive’s right to any amounts payable under this Agreement and (ii) the Company and its Affiliates shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and to obtain the costs and reasonable attorneys’ fees they incur in enforcing their rights under this Agreement. The Executive acknowledges that (A) his breach of this Section 6 would cause irreparable injury to the Company and/or its Affiliates, (B) money damages alone would not provide an adequate remedy for the Company or its Affiliates, (C) his services to the Company are special, unique and extraordinary, and (D) the restrictions in this Section 6 (x) are no greater than required to protect the Company’s legitimate protectable interests (including, without limitation, the Confidential Information and the Company’s goodwill), (y) do not impose undue hardship on the Executive, and (z) are reasonable in duration and geographic scope. The Executive further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Section 6 and (II) the circumstances of the Executive’s termination of employment with the Employer and its Affiliates shall have no impact on his obligations under this Section 6.

(g) Blue Pencil.  In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(h) Tolling During Periods Of Breach. The Executive and the Employer agree and intend that the Executive’s obligations under this Section 6 be tolled during any period that the Executive is in breach of any of the obligations under this Section 6, so that the Company  and each Affiliate of the Company are provided with the full benefit of the restrictive periods set forth herein.

(i) Third Party Beneficiary. The Company and each Affiliate of the Company are intended third party beneficiaries of the terms of this Section 6 and shall have the right to enforce the provisions of this Section 6 as if they were a party hereto.

(j) Survival. The Executive’s obligations under this Section 6 shall survive the termination of this Agreement and the termination of his employment with the Employer.

7.	Cooperation

Upon receipt of reasonable notice from the Company or Employer (including outside counsel), the Executive agrees that while employed by the Employer and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Employer, and will provide reasonable assistance to the Employer and the Company, its affiliates and representatives in defense of any claims that may be made against the Employer, Company or its affiliates, and will assist the Employer, Company and its affiliates in the prosecution of any claims that may be made by the Company and its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Employer.

8. Assignment and Successors.  The Employer may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets  of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Employer and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Employer, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9. Governing Law; Venue.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by  and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York, located in New York, New York, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE EMPLOYER, COMPANY OR ANY AFFILAITE OF THE COMPANY, OR THE EXECUTIVE’S OR THE EMPLOYER’S OR COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF THIS AGREEMENT.

10. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by a reputable national overnight carrier or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Employer:

Connolly iHealth Technologies, LLC 50 Danbury Road

Wilton, Connecticut 06859 Attn: General Counsel

(b)	If to the Executive, at the address set forth on the signature page hereto.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

14. Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Employer and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Employer may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided,  however, that such waiver shall not operate as   a

waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

15. No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

16. Construction.  This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and  every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural  as the identity of the Persons referred to may require.

17. Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18. Withholding.  The Employer and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Employer or any of its Affiliates is required to withhold. The Employer and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as  to the amount or requirement of withholding shall arise.

19. Absence of Conflicts; Executive Acknowledgement; Confidentiality.  The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Employer or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Employer agrees to such disclosure in advance and in writing; provided that the Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Executive’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Executive’s immediate family, as reasonably necessary; provided,  further, that the Executive instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

20. Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

21.	Section 409A; Release.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Employer reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Employer and/or (ii) take such other actions as the Employer determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from the Executive or any other individual to the Employer or any of its Affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that is nonqualified deferred compensation shall be payable pursuant to Section 5(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall  not affect the amount eligible for reimbursement in any subsequent year. The amount of any in- kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive   is

deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death; upon the earlier of  such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

22. Compensation Recovery Policy.  The Executive acknowledges and agrees that,  to the extent the Employer or the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further  agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written, effective as of the Effective Date.

Connolly iHealth Technologies, LLC

By:

Senior Vice President, Human Resources

Executive

By: